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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                       ----------------------------------

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                             Commission File Number
                                     0-20274

                                THE RIVAL COMPANY
             (Exact name of registrant as specified in its charter)

                             800 East 101st Terrace
                              Kansas City, MO 64131
                                 (816) 943-4100
          (Address, including zip code, and telephone number, including area code of registrant's principal executive officers)



                     Common Stock, par value $0.01 per share
            (Title of each class of securities covered by this form)

                                      None
         (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)      [X]       Rule 12h-3(b)(1)(i)     [X]
         Rule 12g-4(a)(1)(ii)     [ ]       Rule 12h-3(b)(1)(ii)    [ ]
         Rule 12g-4(a)(2)(i)      [ ]       Rule 12h-3(b)(2)(i)     [ ]
         Rule 12g-4(a)(2)(ii)     [ ]       Rule 12h-3(b)(2)(ii)    [ ]
         Rule 15d-6               [ ]

Approximate number of holders of record as of certification or notice date: One.

     Pursuant to the requirements of the Securities Exchange Act of 1934, The Rival Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  February 9, 1999          By:  /s/Ira B. Morgenstern
                                      -----------------------------------
                                      Name: Ira B. Morgenstern
                                      Title: Senior Vice President - Finance